Exhibit 4.1

AMENDED AND RESTATED REVOLVING NOTE

$45,000,000                                                                                                              October 20th, 2011

For value received, the undersigned, MGP INGREDIENTS, INC., a Kansas corporation (the “Borrower”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), on the Termination Date referenced in the Credit and Security Agreement dated July 21, 2009, that was entered into by the Lender and the Borrower (as amended from time to time, the “Credit Agreement”), at Lender’s office located at 7500 College Boulevard, Suite 200 Overland Park, KS 66210, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of FORTY FIVE MILLION AND NO/100 DOLLARS ($45,000,000) or the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrower under the Credit Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Amended and Restated Revolving Note (the “Revolving Note”) is fully paid at the rate from time to time in effect under the Credit Agreement.

This Revolving Note amends and restates the Revolving Note dated July 21, 2009 executed by Borrower in favor of Lender.  All references in the Credit Agreement to the Revolving Note shall refer to this Revolving Note, and this Revolving Note is subject to the terms of the Credit Agreement, which provides, among other things, for acceleration hereof.  Principal and interest due hereunder shall be payable as provided in the Credit Agreement, and this Revolving Note may be prepaid only in accordance with the terms of the Credit Agreement.  This Revolving Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

MGP INGREDIENTS, INC.
a Kansas corporation

By: /s/ Timothy W. Newkirk
Name:  Timothy W. Newkirk
Its:  President

By: /s/ Don Tracy
Name:  Don Tracy
Its:  Chief Financial Officer